                                                                    EXHIBIT 23.6

PERSONAL AND CONFIDENTIAL

May 24, 1999



Board of Directors
Norrell Corporation
3535 Piedmont Road, N.E.
Atlanta, GA  30305

         Re: Registration Statement on Form S-4 of Interim Services Inc. relating to shares of Common Stock, par value $0.01 per share, of Interim Services Inc. being registered in connection with the below-referenced Agreement and Plan of Merger.

Ladies and Gentlemen:

Reference is made to our opinion letter dated March 24, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value (the "Shares"), of Norrell Corporation (the "Company") of the exchange ratio of 0.9 shares of Common Stock, par value $0.01 per share, of Interim Services Inc. ("Buyer") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of March 24, 1999, among Buyer, Interim Merger Corporation, a wholly-owned subsidiary of Buyer, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger Background of the Merger" and "- Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
---------------------------------
(GOLDMAN, SACHS & CO.)